EX-2


                    CERTIFICATE OF THE DESIGNATIONS, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                OPTIONAL OR OTHER RIGHTS, AND THE QUALIFICATIONS,
                     LIMITATIONS OR RESTRICTIONS THEREOF, OF

                           CONVERTIBLE PREFERRED STOCK

                                       OF

                                    WAI, INC.

                         PURSUANT TO SECTION 1032 OF THE
                GENERAL CORPORATION ACT OF THE STATE OF OKLAHOMA


         WAI, INC., an Oklahoma corporation (the "Corporation"), does hereby certify that the Board of Directors of the Corporation duly adopted the following resolution, at a meeting duly convened and held on November 25, 1997, in respect of two series of Preferred Stock, par value $0.01 per share, of the Corporation, pursuant to authority conferred upon the Board by Article Fourth of the Certificate of Incorporation of the Corporation and in accordance with
Section 1032 of the General Corporation Act of the State of Oklahoma:

         BE IT RESOLVED, that the issuance of two series of Preferred Stock of the Corporation is hereby authorized, and the designation, amount, powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, of the shares of such series of Preferred Stock of the Corporation, are hereby fixed as follows:


1. Designation; Class and Amount; Certain Definitions. The two series of Preferred Stock, the issuance of which is hereby authorized, shall comprise twenty million (20,000,000) shares the distinctive serial designation of which shall be "Preferred Stock, Series A", which is sometimes herein referred to as "Convertible Preferred Stock, Series A" and thirty million (30,000,000) shares the distinctive serial designation of which shall be "Preferred Stock, Series B", which is sometimes herein referred to as "Convertible Preferred Stock, Series B" and, together with the Convertible Preferred Stock, Series A, the "Convertible Preferred Stock". Each share of Convertible Preferred Stock, Series A shall be identical in all respects with all other shares of Convertible Preferred Stock, Series A and each share of Convertible Preferred Stock, Series B shall be identical in all respects with all other shares of Convertible Preferred Stock, Series B. The number of shares of


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Convertible Preferred Stock which are purchased or otherwise acquired by the
Corporation or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of Convertible Preferred Stock undesignated as to series. Certain capitalized terms used herein have the meanings specified therefor in Section 10 below.

         2.    Dividends; Priority.

         (a) (i) Payments of Dividend; Convertible Preferred Stock, Series A. Each Holder of shares of Convertible Preferred Stock, Series A shall be entitled to receive, when and if declared by the Board of Directors, in respect of each share of Convertible Preferred Stock, Series A, out of the funds of the Corporation legally available therefor, quarterly cash dividend payments for each Dividend Period or portion thereof during which such share of Convertible Preferred Stock, Series A is outstanding. Such dividend payments shall be made,
(A) during the First Dividend Stage, in an amount determined by multiplying (x) the dividend amount declared in respect of each share of the Corporation's common stock, par value $0.01 per share (the "Common Stock") for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.5; and (B) during the Second Dividend Stage, in an amount determined by multiplying (x) the dividend amount declared in respect of each share of Common Stock of the Corporation for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.25, provided, however, that in no event during either the First or the Second Dividend Stage shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series A be less than $1.80. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of Convertible Preferred Stock, Series A, which are not paid.

         (ii)  Payments of Dividend; Convertible Preferred Stock, Series B.
Each Holder of shares of Convertible Preferred Stock, Series B, shall be entitled to receive, when and if declared by the Board of Directors, in respect of each share of Convertible Preferred Stock, Series B, out of the funds of the Corporation legally available therefor, quarterly cash dividend payments for each Dividend Period or portion thereof during which such share of Convertible Preferred Stock, Series B is outstanding. Such dividend payments shall be made in an amount determined by multiplying (x) the dividend amount declared in respect of each share of Common Stock of the Corporation for such Dividend Period (such amount payable being adjusted appropriately as set forth in Section 7(d) to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with a comparable effect upon the Common Stock), times (y) 1.25, provided, however, that in no event, during the First Dividend Stage, shall the aggregate annual


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dividend amount payable in respect of each share of Convertible Preferred Stock,
Series B be less than $1.50 and provided, further, that in no event, during the Second Dividend Stage, shall the aggregate annual dividend amount payable in respect of each share of Convertible Preferred Stock, Series B be less than $1.80. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of Convertible Preferred Stock, Series B, which are not paid.

         (b) Payment and Record Dates. Dividends accrued on the Convertible Preferred Stock in respect of each Dividend Period shall be payable, when and if declared by the Board of Directors, in arrears prior to or concurrently with each date of payment (each such date, a "Dividend Payment Date") by the Corporation of quarterly cash dividends on the Common Stock in respect of such Dividend Period; provided, however, that if any such day is not a Business Day the applicable Dividend Payment Date shall be the next succeeding day that is a Business Day; and provided, further that if no quarterly cash dividends are paid on the Common Stock in respect of any such Dividend Period, the Dividend Payment Date shall mean such date as may be determined by the Board of Directors within three months following the end of such Dividend Period. Dividends on the Convertible Preferred Stock shall accrue based on the then-current dividend amount on a daily basis from the commencement of each Dividend Period. Dividends will cease to accrue in respect of any shares of Convertible Preferred Stock on the Surrender Date (as defined below) in respect of a mandatory conversion pursuant to Section 7(c) or on the Surrender Date in respect of a voluntary conversion pursuant to Section 7(a). Dividends payable on the Convertible Preferred Stock for any Dividend Period constituting less than a full fiscal quarter shall be computed ratably on the basis of a 360-day year of 12 30-day months. Dividends for any Dividend Period shall not be cumulative to the extent not paid in full on each Dividend Payment Date. Dividends on the Convertible Preferred Stock in respect of any Dividend Period unpaid as of the Dividend Payment Date for such Dividend Period shall permanently remain unpaid. The foregoing notwithstanding, dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date. Dividends shall be payable to the Holders as they appear on the Stock Books not exceeding 40 days preceding the relevant Dividend Payment Date. Dividends shall be paid in cash, by wire transfer in immediately available funds to the accounts designated by the respective Holders in written notices given to the Corporation at least five Business Days prior to the payment date or by such other means as may be agreed to by the Corporation and the respective Holders, such wire transfer to be effected for good value on or before the Dividend Payment Date.

         (c)   Dividend Rate; Calculation of Dividend Rate; Notice.

         (i) The First Dividend Stage shall commence upon the initial issuance of Convertible Preferred Stock and shall cease upon the fifth anniversary of the Closing Date.


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         (ii)  The Second Dividend Stage shall commence upon the fifth anniversary of the Closing Date and shall continue for so long as any shares of Convertible Preferred Stock shall remain outstanding.

         (iii) Notwithstanding anything in this Certificate of Designations to the contrary, the holders of the Convertible Preferred Stock shall participate in all Special Dividends on a share for share basis with the holders of Common Stock, as if shares of the Convertible Preferred Stock were converted into Common Stock immediately prior to the record date with respect to each such Special Dividend, and Special Dividends shall not be taken into account in determining the annual dividend rate of the Convertible Preferred Stock for purposes of Section 2(a) hereof.

         (d) The Corporation will cause written notice of each dividend amount on the Convertible Preferred Stock to be given to each Holder within five Business Days after it is determined by the Board of Directors. Notwithstanding the foregoing, if the Corporation shall not declare quarterly cash dividends on its Common Stock for any Dividend Period, the dividend amount on the Convertible Preferred Stock for purposes of Section 2(a) hereof shall be computed by reference to the dividend amount on the Common Stock for the most recent Dividend Period in respect of which dividends (other than Special Dividends) were paid.

         (e) Priority as to Dividends; Restriction on Dividends, Redemption, etc. The Corporation shall not, for so long as the Convertible Preferred Stock shall remain outstanding, directly or indirectly, declare or pay or set apart for payment any dividends (including cumulative dividends) or make (or permit any Subsidiary to make) any other distributions on, or payment on account of the purchase, redemption or other retirement or acquisition for value of the Common Stock, any other capital stock of the Corporation ranking junior to the Convertible Preferred Stock as to dividends or as to distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation or any options, warrants or rights to purchase or acquire Common Stock or any such capital stock or any securities convertible into or exchangeable for shares of Common Stock or any such capital stock, except that such payment of dividends and such other distributions and payments may be made so long as full dividends payable on the Convertible Preferred Stock for the Dividend Period commencing immediately prior to the date of such dividend, distribution or other payment have been or are concurrently paid (or a sum sufficient for the payment thereof set apart for such payment subject to declaration thereof); provided, however, that the foregoing restrictions shall not apply to: (i) any dividend payable solely in shares of any stock of the Corporation ranking, as to dividends and as to distribution of assets upon any liquidation, dissolution or winding-up of the affairs of the Corporation, junior to the Convertible Preferred Stock (or payable solely in options, warrants or rights to purchase or acquire any such stock) or (ii) any distribution pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance


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or consulting agreement) of the Corporation or any Subsidiary heretofore or hereafter adopted; or (iii) any distribution pursuant to a redemption, at the stated redemption price, of any rights granted to Holders of Common Stock pursuant to a stockholder rights plan; or (iv) any dividend approved in writing by the holders of at least 66 2/3 percent of all shares of Convertible Preferred Stock then outstanding. Holders of shares of Convertible Preferred Stock shall be entitled to receive dividends in accordance with the foregoing clause (a) of this Section 2 in preference to and in priority over any dividend upon any securities junior to the Convertible Preferred Stock.

         3.    Voting Rights.

         (a) Holders of shares of Convertible Preferred Stock, voting together as a single class with holders of shares of Common Stock (and with holders of any other class or series of stock which may similarly be entitled to vote with the holders of Common Stock) shall be entitled at any meeting of stockholders called for the purpose of voting on (or acting by written consent without need of any advance notice) Opt-out Amendment (as defined in the Merger Agreement) (ii) any proposed amendment to the Certificate of Incorporation or By-Laws which would reasonably have the efect of modifying in any way the Opt-out Amendment or would reasonably cause the Corporation to become subject to
(a) the Control Share Acquisition Statute (as defined in the Merger Agreement) or (b) any other provisions which are substntially similar to the Control Share Acquisition Statute or (iii) any transaction or series of transactions submitted to a vote of the stockholders of the Corporation which, if consummated, would constitute a Change in Control, to vote with respect to such transaction(s). When voting together with the holders of shares of Common Stock on any such transaction(s), each share of Convertible Preferred Stock shall carry, as of the record date applicable to such vote, a number of votes equal to the number of votes carried in the aggregate by the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Stock into Common Stock in accordance with Section 7 below.

         (b) Except as provided by this Section 3 and Sections 4 and 8 below, or as otherwise may be required by applicable law, the Holders of Convertible Preferred Stock shall not be entitled, by virtue of their being Holders thereof, to vote in any election of directors to the Board of the Corporation, or with respect to any other matter submitted to the stockholders of the Corporation. Where a vote of the Holders, voting as a separate class, may be required by applicable law or by this Section 3 or Section 4 or 8, each share of Convertible Preferred Stock, Series A and each share of Convertible Preferred Stock, Series B, shall carry one vote.

         4.    Covenants.


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         So long as any shares of Convertible Preferred Stock are outstanding, the Corporation covenants and agrees with and for the benefit of the Holders of such shares that without the affirmative vote or consent of Holders of 66 2/3 percent of all shares of the Convertible Preferred Stock then outstanding, voting as a separate class in person or by proxy or by written consent delivered to the Secretary of the Corporation, the Corporation shall not amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation, this Certificate of Designations, or any amendment or supplement to any of the foregoing, so as to affect adversely the rights, powers, preferences, qualifications, limitations or restrictions of any Holder of Convertible Preferred Stock.

         5. Redemption. Shares of the Convertible Preferred Stock shall not be redeemable, in whole or in part, in any event, at the option of the Corporation.

         6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share in cash equal to the amount that would be payable on one share of Common Stock (such amount payable being adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, or any transaction with comparable effect upon the Common Stock and assuming conversion of all shares of Convertible Preferred Stock then outstanding into shares of Common Stock immediately prior to such liquidation, dissolution or winding up), plus all dividends then due on the Convertible Preferred Stock (the "Liquidation Preference"). This entitlement of the Holders of shares of Convertible Preferred Stock shall be satisfied before any similar payment shall be made or any assets distributed to the holders of the Common Stock or any other security junior in rank to the Convertible Preferred Stock as to distribution of assets upon such dissolution, liquidation or winding up. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to all of the Holders of the outstanding shares of Convertible Preferred Stock, then the Holders of all such shares shall share ratably in such distribution of assets in accordance with the respective liquidation preferences to which they are entitled. For the purposes of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

         7. Conversion. (a) Conversion Right. At any time after the occurrence of a Regulatory Change, each share of Convertible Preferred Stock shall be


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convertible at the option of the Holder thereof into one fully paid and nonassessable share of Common Stock (as adjusted pursuant to Section 7(d) hereof).

         (b) (i) Conversion Procedures. Any Holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate(s) evidencing such shares of Convertible Preferred Stock of the Holder at the office of the transfer agent appointed for the purpose of such conversion by the Corporation. Such surrendered certificate(s), if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, and, in the case of any conversion other than a mandatory conversion pursuant to clause (c) of this Section 7 below, shall be accompanied by written notice to the Corporation that the Holder elects so to convert such shares of Convertible Preferred Stock, which notice shall specify the name or names (with address or addresses) in which the Holder wishes the certificate(s) evidencing shares of Common Stock to be issued, in exchange for that certificate or those certificates so surrendered.

         (ii) The Corporation shall, within five Business Days after such surrender of certificates evidencing shares of Convertible Preferred Stock accompanied by written notice and in compliance with any other conditions contained herein, issue and deliver, or cause to be issued and delivered, to the person(s) for whose account such certificate(s) evidencing shares of Convertible Preferred Stock were so surrendered, or to the nominee(s) of such Person(s), certificates representing the number of full shares of Common Stock to which such Person shall be entitled pursuant to the then-applicable conversion rate. Such conversion shall be deemed to have been made on the date of such surrender of the certificate(s) evidencing shares of Convertible Preferred Stock to be converted (the "Surrender Date") and the Person(s) entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such Common Stock on such date and thereafter. Conversion of Preferred Stock may otherwise be achieved in accordance with such procedures as the Corporation and a majority of the Holders may agree.

         (iii) In the event that fewer than all shares of Convertible Preferred Stock represented by a surrendered certificate are to be converted hereunder, a new certificate shall be issued at the Corporation's expense representing the shares of Convertible Preferred Stock not so converted.

         (iv) Effective on the day following the Surrender Date, dividends shall cease to accrue on any shares of Convertible Preferred Stock surrendered for conversion, such shares of Convertible Preferred Stock shall no longer be deemed outstanding, all rights of the Holders thereof as preferred stockholders of the Corporation shall cease (other than the right to receive dividends declared or otherwise payable to Holders of Convertible Preferred Stock on a record date prior to the Surrender Date) and thereupon the


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certificate(s) theretofore representing shares of Convertible Preferred Stock shall represent only the right to receive the Common Stock deliverable upon conversion in respect thereof.

         (v) If any shares of Convertible Preferred Stock are surrendered for conversion subsequent to the record date preceding a Dividend Payment Date but on or prior to such Dividend Payment Date (except shares called for redemption on a redemption date between such record date and such Dividend Payment Date), the Holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof.

         (c) Mandatory Conversion. Immediately upon the transfer of Beneficial Ownership of any share of Convertible Preferred Stock to any Person other than the Shareholder or an Affiliate of the Shareholder, such share of Convertible Preferred Stock shall convert into one fully-paid and non-assessable share of Common Stock (as adjusted pursuant to Section 7(d)), in accordance with the procedures provided in clause (b) of this Section 7.

         (d) The conversion rate shall be adjusted from time to time as follows:

              (i) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, (A) pay a dividend in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock into a smaller number of shares, or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior to such action shall be adjusted so that the Holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or have been entitled to receive immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this
Section 7(d)(i) shall become effective retroactively to immediately after the opening of business on the Business Day following the record date in the case of a dividend and shall become effective immediately after the opening of business on the Business Day following the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section 7(d)(i), the Holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion rate between or among shares of such classes of capital stock.

              (ii) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, issue rights


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or warrants to all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the current Market Price per share of Common Stock, at such record date, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price. For the purposes of this Section 7(d)(ii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the conversion rate shall promptly be readjusted to the conversion rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants. The foregoing provision shall not apply to issuances of rights pursuant to a stockholder rights plan provided that such rights are issued together with the Common Stock upon conversion of the Convertible Preferred Stock. An adjustment made pursuant to this Section 7(d)(ii) shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

              (iii) In case the Corporation shall, at any time or from time to time while any of the shares of Convertible Preferred Stock are outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends payable out of consolidated earnings or retained earnings or dividends payable in shares of Common Stock) or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries (excluding those referred to in Section 7(d)(ii)), then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current Market Price per share of the Common Stock on the record date referred to below, and the denominator of which shall be such current market price per share of the Common Stock less the then fair market value of the portion of the assets or evidences of indebtedness or securities or assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively


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immediately after the record date for the determination of stockholders entitled to receive such distribution.

              (iv) The Corporation shall be entitled at its option to make such additional adjustments in the conversion rate, in addition to those required by subsections 7(d)(i), 7(d)(ii) and 7(d)(iii), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision or combination of shares of Common Stock, issuance of rights or warrants, evidences of indebtedness or assets (other than cash dividends payable out of consolidated earnings or retained earnings) referred to above, shall not be taxable to the Holders of shares of Convertible Preferred Stock.

              (v) In any case in which this Section 7(d) shall require that an adjustment be made retroactively immediately following a record date, the Corporation may elect to defer (but only for five (5) Business Days following the filing of the statement referred to in Section 7(d)(vii)) issuing to the holder of any shares of this Series converted after such record date (A) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (B) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

              (vi) Notwithstanding any other provisions of this Section 7(d), the Corporation shall not be required to make any adjustment of the conversion rate (A) in respect of any Special Dividend in which the holders of Convertible Preferred Stock participate as provided in Section 2(c)(iii) or (B) unless such adjustment would require an increase or decrease of at least 1% in such rate (any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate).

              (vii) Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Transfer Agent a statement signed by its Chief Executive Officer, Chief Financial Officer or a Vice President and by its Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of Convertible Preferred Stock.

         (e) Reservation of Shares; Etc. (i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued stock, such number of shares of its Common Stock as shall from time to time be sufficient


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to effect the conversion of all shares of the Convertible Preferred Stock from time to time outstanding, solely for the purpose of effecting such conversion. The Corporation shall, from time to time, in accordance with the laws of the State of Oklahoma, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

         (ii) If any shares of Common Stock required to be reserved hereunder for purposes of conversion require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon conversion, the Corporation shall, in good faith and as expeditiously as possible, cause such shares to be duly registered or approved as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national or foreign securities exchange, the Corporation shall, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of Convertible Preferred Stock.

         (iii) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

         (f) Reclassifications, Consolidations, Mergers or Sales of Assets. In case of (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) or (ii) any consolidation or merger of the Corporation with one or more other corporations (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of Convertible Preferred Stock), (iii) any sale or conveyance to another corporation or other entity of all or substantially all of the property of the Corporation, or (iv) any other transaction which would constitute a Change in Control of the Corporation, then the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of Convertible Preferred Stock then outstanding shall have the right to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares


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of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, reclassification, change or conveyance, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in
Section 7(d). The provisions of this paragraph shall apply similarly to successive consolidations, mergers, sales or conveyances.

         8. Priority. The Convertible Preferred Stock shall be senior in rank, both as to dividends and as to distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, to the Common Stock, or any class of equity securities of the Corporation which by its terms are junior to the Convertible Preferred Stock, and shall not be junior in rank with respect to any class or series of preferred stock that may be issued by the Corporation, unless the Holders of 66 2/3 percent of the outstanding shares of the Convertible Preferred Stock shall consent to the creation, reclassification or authorization of any class or series of the Corporation's capital stock ranking prior to the Convertible Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any security convertible into shares of such class or series. Except as otherwise provided in this Certificate of Designations, the Convertible Preferred Stock, Series A shall be deemed to rank on a parity with the Convertible Preferred Stock, Series B.

         9. Notices. The Corporation shall provide notice to each Holder of any action taken or proposed to be taken or any determination made by the Corporation and/or the Shareholder under the terms of this Certificate of Designations. Notice of any such action or determination by the Corporation and/or the Shareholder and all other notices and other communications provided for in this Certificate of Designations shall be delivered by facsimile and by reputable overnight courier,

         (a)   if to the Corporation, to:

               WAI, Inc.
               100 West Fifth Street
               Tulsa, Oklahoma 74103
               Facsimile: (918) 588-7960
               Attn:  President


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



               with a copy to:

               Gable Gotwals Mock Schwabe Kihle Gaberino
               100 West Fifth Street, Suite 1000
               Tulsa, Oklahoma 74103
               Facsimile: (918) 588-7873
               Attn: Donald H. Kihle, Esq.

               and

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004
               Facsimile: (212) 859-4000
               Attn:  F. William Reindel, Esq.


or such other address as the Corporation shall have furnished to the Holders in writing,

               (b) if to a Holder and/or the Shareholder, to the address and facsimile number of such Holder listed on the Stock Books of the Corporation.

         10. Definitions. Certain capitalized terms are used herein as defined below:

         "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control," when used with respect to any particular Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Beneficial Owner" (and, with correlative meanings, "Beneficially Own" and "Beneficial Ownership") of any interest means a Person who, together with his, her or its Affiliates, is or may be deemed a beneficial owner of such interest for purposes of Rule 13d-3 or 13d-5 under the Exchange Act of 1934, or who, together with his, her, or its Affiliates, has the right to become such a beneficial owner of such interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise, conversion or exchange of any warrant, right or other instrument, or otherwise.

         "Board" shall mean the Board of Directors of the Corporation in office at the applicable time, as elected in accordance with the By-Laws of the Corporation and with the Stockholder Agreement.

         "Business Day" means any day other than a Saturday, a Sunday, a day on which the New York Stock Exchange is closed or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "By-Laws" shall mean the By-Laws of the Corporation, in the form specified in the Merger Agreement, as they may be amended from time to time.

         "Certificate of Designations" means this Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or other Rights, and the Qualifications, Limitations or Restrictions Thereof, creating the Convertible Preferred Stock, Series A and Convertible Preferred Stock, Series B.

         "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation, in the form specified in the Merger Agreement, as it may be amended from time to time.

         "Change in Control" shall mean the occurrence of any one of the following events:

         (1) any Person (other than WRI and/or its Affiliates) becoming the Beneficial Owner, directly or indirectly, of Voting Securities, pursuant to the consummation of a merger, consolidation, sale of all or substantially all of the Corporation's assets, share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation's shareholders, whether for such transaction or the issuance of securities in such transaction, so as to cause such Person's Voting Ownership Percentage to exceed the Control Percentage (as defined below); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change in Control if it occurs as the result of any of the following acquisitions: (A) by any employee benefit plan sponsored or maintained by the Corporation or any Affiliate, or
               (B) by any underwriter temporarily holding securities pursuant to an offering of such securities;

         (2) the consummation of a merger, consolidation, sale of all or substantially all of the Corporation's assets, share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation's shareholders, whether for such transaction or the issuance of securities in such transaction, unless immediately following such transaction more than 50 percent of the total voting power of (x) the corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100 percent of the voting securities eligible to elect directors of such resulting corporation, is represented by Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, shares into which such Voting Securities were converted pursuant to such transaction), and such voting power among the holders of such Voting Securities that were outstanding immediately prior to such transaction is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to such transaction; or

         (3) the consummation of a plan of complete liquidation or dissolution of the Corporation.

         "Closing Date" means the date of consummation of the merger of ONEOK with and into the Corporation, as provided in the Merger Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" has the meaning specified in Section 2(a)(i) above.

         "Control Percentage" shall mean a Voting Ownership Percentage of 15 percent, during the period prior to a Regulatory Change, and a Voting Ownership Percentage of 35 percent thereafter.

         "Convertible Preferred Stock" has the meaning specified in Section 1 above.

         "Dividend Period" means the applicable period from (and including) the Closing Date to the end of the first fiscal quarter after the Closing Date, and each fiscal quarter thereafter.

         "Dividend Rate" has the meaning specified in Section 2(c) above.

         "First Dividend Stage" has the meaning specified in Section 2(c)(iii) above.

         "Holder" means a holder of record of a share or shares of Convertible Preferred Stock.

         "Liquidation Preference" has the meaning specified in Section 6 above.

         The "Market Price" for the Common Stock shall mean the average of the closing prices for such Common Stock for the twenty (20) Trading Days immediately prior to the date on which the Market Price is being determined; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement by the Corporation of (a) a dividend or distribution on the Common Stock payable in shares of Common Stock or securities convertible into Common Stock, or (b) any subdivision, combination or reclassification of the Common Stock and prior to the expiration of 20 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to take into account ex-dividend trading or the effects of such subdivision, combination or reclassification. The closing price for each Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system of the New York Stock Exchange or, if the Common Stock is no longer listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Common Stock is then listed or admitted to trading or if the Common Stock is no longer listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by a majority of the Board or, if on any such date no market maker is making a market in such security, the fair value as determined in good faith by a majority of the Board based upon the opinion of an independent investment banking firm of recognized standing.

         "Merger Agreement" means the Agreement, dated as of December 12, 1996, between ONEOK and WRI, as amended and/or restated from time to time.

         "ONEOK" means Oneok, Inc., a Delaware corporation.

         "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

         A "Regulatory Change" will be deemed to have occurred upon the receipt by the Shareholder of an opinion of the Shareholder's counsel (which counsel must be reasonably acceptable to the Corporation) to the effect that either (1) the Public Utility Holding Company Act of 1935 (the "1935 Act") has been repealed, modified, amended or otherwise changed or (2) the Shareholder has received an exemption, or, in the unqualified opinion of such counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the Securities and Exchange Commission or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2) the Shareholder may fully and legally exercise the rights set forth in the Shareholder Agreement which take effect in the period after a Regulatory Change has occurred.

         "Second Dividend Stage" has the meaning specified in Section 2(c)(ii) above.

         "Shareholder" means WRI.

         "Shareholder Agreement" means the Shareholder Agreement, dated as of November 26, 1997 between WAI and WRI.

         "Special Dividend" means a dividend declared or paid on the Common Stock in respect of a recapitalization, spin-off, reorganization or other extraordinary transaction of the Corporation.

         "Stock Books" means the stock transfer books of the Corporation relating to its Common Stock and Preferred Stock.

         "Surrender Date" has the meaning specified in Section 7 above.

         "Total Voting Power" shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

         "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business.

         "Votes" shall mean votes entitled to be cast generally in the election of any member of the Board, as elected in accordance with the provisions of the By-Laws, not including the votes that would be able to be cast by holders of shares of Convertible Preferred Stock upon the conversion of such shares to shares of Common Stock, unless such conversion shall occur or be deemed to occur.

         "Voting Ownership Percentage" shall mean, calculated at a particular point in time, the Voting Power represented by the Voting Securities Beneficially Owned by the Person whose Voting Ownership Percentage is being determined.

         "Voting Power" shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

         "Voting Securities" shall mean the Common Stock and shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of any member of the Board, as elected in accordance with the provisions of the By-Laws and shall not include the Convertible Preferred Stock (or other securities convertible into Voting Securities) prior to its conversion into Common Stock (or other Voting Securities).

         "WRI" means Western Resources, Inc., a Kansas corporation.

         IN WITNESS WHEREOF, WAI, INC. has caused this Certificate to be made under the seal of the Corporation and signed and attested by the undersigned officers of the Corporation this 26th day of November, 1997.


                                    WAI, INC.


                                    By____________________________
                                      Name:
                                      Title:


(Corporate Seal)

Attest:


By________________________
  Name:
  Title: